Exhibit 5.1

May 8, 2020

Super League Gaming, Inc.
2906 Colorado Avenue
Santa Monica, California 90404

Re:	Registration Statement on Form S-8 for Super League Gaming, Inc.

Ladies and Gentlemen:

We are acting as counsel to Super League Gaming, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed offering of up to 1,855,848 shares of common stock, par value $0.001 per share (“Common Stock”) of the Company (the “Shares”), which includes (i) 561,207 shares of the Common Stock issuable pursuant to the Company’s Amended and Restated 2014 Stock Option and Incentive Plan (the “2014 Plan”), (ii) 984,623 shares of Common Stock issuable upon the exercise outstanding stock option awards under the 2014 Plan (the “Outstanding Options”), (iii) 227,518 shares of Common Stock issuable upon the vesting of outstanding restricted stock units under the 2014 Plan (the “Outstanding RSUs”), (iv) 60,000 shares of Common Stock issuable upon exercise of a new hire inducement stock option award granted by the Company (the “Inducement Option”), and (v) 22,500 shares of Common Stock issuable upon vesting of a new hire inducement restricted stock units granted by the Company (the “Inducement RSUs”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the 2014 Plan, the Outstanding Options, the Outstanding RSUs, the Inducement Option or the Inducement RSUs, as applicable, and (iii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors, or a duly authorized committee thereof, the 2014 Plan and the award agreements, as applicable, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Disclosure Law Group
Disclosure Law Group, a Professional Corporation